AMERICAN SKIING COMPANY
                               PHANTOM EQUITY PLAN


                  The American Skiing Company Phantom Equity Plan is hereby amended effective as of January 1, 2005.

        1. Section 2(p) is hereby amended to read in its entirety as follows:

                  Valuation Event. (1) a sale or disposition of a significant asset, or a series of sales or dispositions of significant assets ( disregarding any sales or dispositions prior to November 30, 2006), resulting in proceeds to the Company equal to or greater than $300 million, as determined by the Board;
                  (2) a merger, consolidation or similar event of the Company other than one (i) in which the Company is the surviving entity or (ii) where no Change of Control has occurred; (3) a public offering of equity securities by the Company that yields net proceeds to the Company in excess of $50 million; or (4) a Change of Control.

        2. Section 5(b)(i) is hereby amended to read in its entirety as follows:

                  (i) in the form of cash and shall be made as soon as practicable, but in no event more than 30 days following a Valuation Event, provided, however, that such time period may be extended by up to an additional 30 days in the event that the Board determines in good faith that the Total Equity Pool Value may be more closely approximated by the Committee as a result of such delay; and

        3. Section 5(f) is hereby added to the plan to read in its entirety as follows:

                  Expiration. If on the tenth anniversary of the Effective Date, any Awards remain outstanding (by way of example, because a Valuation Event has not occurred as of such date) such Awards shall be canceled without consideration therefore, the Award shall be null and void and the Plan shall expire.

        4. All other provisions of the Plan shall remain unchanged and in full force and effect.